Exhibit 99.1

NEWS RELEASE	Contacts: Formula Jesse Lovejoy or Kelly Hamor 619.234.0345 Vertis Communications Grace Platon 800.365.8957

VERTIS COMMUNICATIONS APPOINTS CHARLES MIOTKE

AS PRESIDENT, DIRECT MARKETING

BALTIMORE (Jan. 8, 2008) — Vertis Communications announced today the appointment of Charles Miotke as president, direct marketing. Miotke brings to Vertis more than 30 years of experience in printing, direct marketing, sales and marketing leadership.

“Chuck’s proven ability to develop strong teams, refine market strategy, and creatively target high growth direct mail segments, make him a perfect addition to Vertis,” said Mike DuBose, chairman and CEO of Vertis Communications. “Direct marketing is a strong and valuable medium expected to gain greater importance in the coming years.  Under Chuck’s leadership, our direct marketing business will accelerate growth and further improve productivity, quality and customer service. We are confident Chuck will enhance our leadership position and deliver world-class service to clients.”

Miotke joins Vertis Communications after 19 years of senior leadership roles at Quebecor World. Previously, he served as president of several business segments and targeted publications, including the direct mail, premedia and U.S. magazine groups.  He was also executive vice president for the book services group, and most recently served as vice president, global manufacturing.  Prior to his time at Quebecor, Miotke was at Brown Printing Company for more than ten years.

Miotke has a bachelor’s degree in business administration from Mankato State University.

For more information, contact Jesse Lovejoy or Kelly Hamor at (619) 234-0345.

About Vertis Communications

Vertis Communications is a premier provider of print advertising, direct marketing solutions, and related value added services to America’s leading retail and consumer services companies.  Vertis delivers marketing programs that create strategic value for clients by using creative services, color management technologies, proprietary research, customer targeting expertise, premedia and media services, combined with its world-class printing expertise. Headquartered in Baltimore with over 100 locations in the U.S., Vertis Communications has been recognized as one of Fortune magazine’s “Most Admired Companies” in advertising and marketing. For more information, visit www.vertisinc.com.

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